EXHIBIT 10.28

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HCPI/TENNESSEE, LLC

a Delaware limited liability company

Dated as of October 2, 2003

EXHIBIT 10.28

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HCPI/TENNESSEE, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of October 2, 2003, by and among Health Care Property Investors, Inc., a Maryland corporation, and the Persons whose names are set forth on Exhibit A as attached hereto, for the purpose of setting forth and confirming certain terms, conditions and provisions regarding the management and business of HCPI/Tennessee, LLC, a Delaware limited liability company, the regulation and governance of its affairs, and the rights and privileges of its Members.

WHEREAS, pursuant to that certain Contribution Agreement, MedCap Properties, LLC, a Delaware limited liability company (hereinafter the “Initial Member”) transferred the Transferred Properties, directly or indirectly through the transfer or limited liability company interests in limited liability companies owning one or more Transferred Properties, to the Company in exchange for all of the Company’s Non-Managing Member Units;

WHEREAS, subsequent to such contribution, the Initial Member transferred all of the Non-Managing Member Units to the Persons other than the Managing Member whose names are set forth on Exhibit A as attached hereto; and

WHEREAS, pursuant to the Contribution Agreement, the Managing Member contributed the Cash Contribution and the HCPI Property to the Company in exchange for all of the Company’s Managing Member Units;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accounting Firm” has the meaning set forth in Section 7.3.H hereof.

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.7.A hereof.

“Additional Funds” has the meaning set forth in Section 4.4.A hereof.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 4.2 hereof.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) decrease such deficit by any amounts that such Member is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Member’s Membership Interest or is deemed to be obligated to restore pursuant to Regulation Section 1.704-1(b) (2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) increase such deficit by the items described in Regulations Section 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Factor” means 1.0; provided, however, that in the event that: the Managing Member (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all Members of its outstanding REIT Shares in REIT Shares, (ii) splits or subdivides its outstanding REIT Shares or (iii) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such adjustment by a fraction, (1) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time). Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

“Affiliate” means any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, with respect to any legal or business entity, the term “Affiliate” shall also include (a) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting securities entitled to vote in the election of directors of such Person, (b) any Subsidiary of such legal or business entity and (c) any Subsidiary of a Person described in clause (a). A Person will not be an affiliate of any other Person solely as a result of being a director, governor, officer or similar fiduciary of such other Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC, as it may be amended, supplemented or restated from time to time.

“Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets in the general location of the property being appraised, selected by the Managing Member with the Consent of the Non-Managing Members. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the Managing Member is fair, from a financial point of view, to the Company.

“Assignee” means a Person to whom one or more LLC Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 11.5 hereof.

“Available Cash” means, as of any Distribution Date:

(a) the sum, without duplication, of:

(i) the Company’s net income or net loss (as the case may be) for the period beginning on the date hereof and ending on such LLC Distribution Date, as determined in accordance with GAAP,

(ii) depreciation and all other noncash charges to the extent deducted in determining net income or net loss for such period pursuant to the foregoing clause (a)(i), and

(iii) all other cash received (including, but not limited to Capital Contributions and amounts previously accrued as net income and amounts of deferred income) that was not included in determining net income or net loss for such period pursuant to the foregoing clause (a)(i);

provided, however, that such amount calculated pursuant to this clause (a) shall exclude all Disposition Proceeds;

(b) less the sum, without duplication, of:

(i) all regularly scheduled principal debt payments made during such period by the Company,

(ii) capital expenditures made by the Company during such period,

(iii) all other expenditures and payments not deducted in determining net income or net loss for such period pursuant to the foregoing clause (a)(i) (including amounts paid in respect of expenses previously accrued),

(iv) all amounts (other than Disposition Proceeds) expended by the Company in connection with the Properties and the purchase, lease or other acquisition of assets and properties;

(v) any amount included in determining net income or net loss for such period pursuant to the foregoing clause (a)(i) that was not received by the Company during such period,

(vi) the amount of any reserves (including, without limitation, working capital reserves) established as of the end of such period;

(vii) the amount of all cash distributions made to the Members pursuant to the terms of this Agreement; and

(viii) the amount of all cash Redemptions made by the Company.

provided, however, that such amount calculated pursuant to this clause (b) shall exclude all distributions or other payments of Disposition Proceeds.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Ownership” means ownership of REIT Shares by a Person who is or would be treated as an owner of such REIT Shares either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficially Own,” “Beneficially Owned,” “Beneficially Owns” and “Beneficial Owner” shall have the correlative meanings.

“Built-in Gain” means the excess of the gross fair market value of one or more of the Real Properties or Successor Properties over the adjusted tax basis of such property or properties (as the case may be) for federal income tax purposes, as determined as of the Effective Date, as reduced from time to time in accordance with applicable provisions of the Code and Regulations.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or Nashville, Tennessee are authorized or required by law to close.

“Call Notice” means a written notice to the Non-Managing Members informing them of the Managing Member’s election to call their Non-Managing Member Units pursuant to Section 13.2 hereof.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s allocable share of Net Income and any items of income or gain specially allocated pursuant to Section 6.3 hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b) From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Net Loss and any items of loss or deductions specially allocated pursuant to Section 6.3 hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c) In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d) In determining the principal amount of any liability for purposes of subsections (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Managing Member may make such modification provided that such modification will not change the amounts distributable to any Member without such Member’s consent. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b) (2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property that such Member contributes to the Company pursuant to Section 4.1, Section 4.2 or Section 4.4 hereof.

“Cash Amount” means with respect to any Non-Managing Member, an amount of cash per unit equal to the sum of (i) the average closing share price of the common stock of Health Care Property Investors, Inc., a Maryland corporation, for the ten (10) trading days ending on the second trading day immediately prior to the day on which such Non-Managing

Member delivers a Notice of Redemption or the Managing Member delivers a Call Notice to such Non-Managing Member, as applicable, (ii) the Preferred Return Shortfall Per Unit and (iii) the cash dividend per REIT Share declared or accrued by the Managing Member for holders of REIT Shares on any date between the Notice of Redemption or Call Notice, as applicable, and the Redemption Date or the purchase pursuant to Section 13.2, as applicable, to the extent not taken into account in the computation of Preferred Return Per Unit.

“Cash Contribution” means $168,973.

“Certificate” means the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Incorporation of the Managing Member, as amended, supplemented or restated from time to time.

“Closing Date” has the meaning set forth in the Contribution Agreement.

“Closing Price” means the closing price of a REIT Share on the New York Stock Exchange.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” means the limited liability company formed by filing the Certificate under the Act and pursuant to this Agreement under the name “HCPI/Tennessee, LLC”, and any successor thereto.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b) (2) for the phrase “partnership minimum gain,” and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Consent” means the consent to, approval of, or vote on a proposed action by a Member given in accordance with Article 14 hereof.

“Consent of the Non-Managing Members” means the Consent of a Majority in Interest of the Non-Managing Members, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by a Majority in Interest of the Non-Managing Members, in their reasonable discretion.

“Constructive Ownership” means ownership of REIT Shares, or any other interest in an entity by a Person who is or would be treated as an owner thereof either actually or constructively through the application of Section 318 of the Code, as modified by Section

856(d)(5) of the Code. The terms “Constructively Own,” “Constructively Owned,” “Constructively Owns” and “Constructive Owner” shall have the correlative meanings.

“Contribution Agreement” means the Contribution and Purchase Agreement of even date herewith, by and between the Managing Member, the Company and the parties identified on the signature pages thereto.

“Contribution Indemnity” means the rights and remedies of the Company contained in Section 9.2(c) of the Contribution Agreement.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; (iv) all indebtedness guaranteed by such Person directly or indirectly; (v) lease obligations of such Person that, in accordance with GAAP, are required to be capitalized and (vi) all amounts required to be paid by such Person under Sections 5.1.A, 5.4, 7.3.G and 8.6.A hereunder.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Disposition Proceeds” means with respect to any real property, the net proceeds (including a reduction for any amount used for the repayment of any Debt of the Company and the payment of any costs related thereto) received by the Company upon the taxable disposition (other that a Terminating Capital Transaction) of such real property.

“Distribution Date” has the meaning set forth in Section 5.1.A hereof.

“Effective Date” means the date on which the transactions contemplated by the Contribution Agreement to be consummated on the Closing Date are consummated at which time the contributions set forth on Exhibit A that are to be effective on the Effective Date shall become effective. With respect to any future contributions, the Effective Date shall be the date that such contributions are completed.

“Equity Coverage” means an amount equal to the then current fair market value of the Company’s assets as determined in good faith by the Managing Member consistently with the method of valuing the Transferred Properties contributed to the Company by the Initial Member minus all of the Company’s Debt and liabilities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess LLC Units” means any LLC Units held by a Non-Managing Member to the extent that, if such LLC Units were redeemed pursuant to Section 8.6 hereof, such Non-Managing Member would Beneficially Own or Constructively Own REIT Shares in excess of the Ownership Limit or otherwise in violation of the Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year.

“Flip-Over Event” means the occurrence of a merger of the Managing Member with and into another Person or the consolidation of the Managing Member with another Person, or the merger of another Person with and into the Managing Member or the sale or transfer of assets of the Managing Member to another Person if, as a result of such merger, consolidation or transfer of assets the holder of Rights issued under the Rights Agreement would be entitled under Section 13 of the Rights Agreement (or a comparable provision in the event the Rights Agreement is amended) to purchase shares of common stock of such other Person (including the Managing Member as the successor to such other Person or as the surviving corporation) (the “Successor Person”).

“flow through entity” has the meaning set forth in Section 11.6.E hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of each Property contributed to the Company pursuant to Section 4.1 hereof shall be such Property’s Initial Value as agreed to by the Initial Member and the Managing Member. Any other Property contributed by a Member to the Company shall be its fair market value, as agreed to by such Member and the Managing Member, and set forth on Exhibit A with respect to that Member; provided, however, the initial Gross Asset Value of any asset contributed by the

Managing Member to the Company shall be its fair market value, as determined by by the Managing Member with the Consent of the Non-Managing Members.

(b) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in clause (1), clause (2) or clause (3) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member with the Consent of the Non-Managing Members, using such reasonable method of valuation as the Managing Member may adopt, as of the following times:

(1) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the Managing Member pursuant to Section 4.4 hereof) by a new or existing Member in exchange for more than a de minimis Capital Contribution;

(2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and

(3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b) (2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managing Member, provided that, if the distributee is the Managing Member or if the distributee and the Managing Member cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b) (2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“HCPI Property” means the “HCPI Property” as such term is defined in the Contribution Agreement.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its charter, if not promptly reinstated; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within 90 days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (a) a Non-Managing Member, (b) the Managing Member, (c) the Non-Managing Member Representative or (d) a director of the Managing Member or an officer or employee of the Company or the Managing Member and (ii) such other Persons (including Affiliates of the Managing Member or the Company) as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability) with the Consent of the Non-Managing Members.

“Initial Member” shall have the meaning set forth in the Recitals of this Agreement.

“Initial Value” of (i) each Real Property contributed to the Company as of the date hereof shall mean the amount set forth with respect to such Real Property on Exhibit C attached hereto and made a part hereof for all purposes and (ii) each other real property contributed to or purchased by the Company, the Gross Asset Value of such real property on such date of contribution or purchase.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidator” has the meaning set forth in Section 13.3.A hereof.

“LLC Distribution Date” means the date established by the Managing Member for the payment of actual distributions declared by the Managing Member pursuant to Section 5.1, which date shall be the same as the date established by the Managing Member for the payment of dividends to holders of REIT Shares.

“LLC Record Date” means the record date established by the Managing Member for the distribution of Available Cash pursuant to Section 5.1.A hereof, which record date shall be the same as the record date established by the Managing Member for a dividend to holders of REIT Shares.

“LLC Units” means the Managing Member Units and the Non-Managing Member Units, collectively.

“Majority in Interest of the Non-Managing Members” means those Non-Managing Members (other than the Managing Member in its capacity as a holder of Non-Managing Member Units) holding in the aggregate more than 50% of the aggregate outstanding Non-Managing Member Units (other than those held by the Managing Member).

“Make-Whole Payment” has the meaning set forth in Section 7.3.G hereof.

“Managing Member” means Health Care Property Investors, Inc., a Maryland corporation, in its capacity as a managing member, or any successor Managing Member designated pursuant to the terms of this Agreement.

“Managing Member Shortfall” has the meaning set forth in Section 5.1.A(2) hereof.

“Managing Member Unit” means a single unit of Membership Interest of the Managing Member issued pursuant to Article 4 hereof or deemed to be a Managing Member Unit in accordance with the definition of “Non-Managing Member Unit,” as the same may be modified from time to time as provided in this Agreement. The ownership of Managing Member Units may (but need not in the sole and absolute discretion of the Managing Member) be evidenced in the form of a certificate for Managing Member Units.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b) (4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2) for the phrase “partner nonrecourse deductions,” and the amount of

Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Members” means the Persons owning Membership Interests, including the Managing Member, Non-Managing Members and any Additional and Substituted Members, named as Members in Exhibit A attached hereto, which Exhibit A may be amended from time to time.

“Membership Interest” means an ownership interest in the Company representing a Capital Contribution by a Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Managing Member Units or Non-Managing Member Units, as applicable.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

Any expenditure of the Company described in Code Section 705(a)(2)(b) or treated as a Code Section 705(a)(2)(b) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item allocated pursuant to Section 6.3.A hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be allocated pursuant to Section 6.3.A hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Non-Managing Member” means any Member other than the Managing Member.

“Non-Managing Member Representative” means Charles A. Elcan until a successor Non-Managing Member Representative shall have been appointed pursuant to Section 15.15 hereof and, thereafter, shall mean the person appointed and then acting as the Non-Managing Member Representative hereunder.

“Non-Managing Member Unit” means a single unit of Membership Interest issued to a Non-Managing Member pursuant to Section 4.1 hereof, as the same may be modified from time to time as provided in this Agreement; provided, however, that any Non-Managing Member Unit held by the Managing Member shall be deemed to be a Managing Member Unit for all purposes of this Agreement. The ownership of Non-Managing Member Units shall, except at the option of such Member, be uncertificated and shall not be evidenced in the form of a certificate for Non-Managing Member Units.

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“Notice of Registration” has the meaning set forth in Section 15.1.

“One Hundred Member Limit” has the meaning set forth in Section 11.6.E hereof.

“Ownership Limit” means 9.8% of the number or value (whichever is more restrictive) of outstanding REIT Shares. The number of REIT Shares shall be determined by the Board of Directors of the Managing Member, in good faith, which determination shall be conclusive for all purposes hereof.

“Percentage Interest” means, as to a Member holding a Membership Interest, its interest in the Company as determined by dividing the LLC Units owned by such Member by the total number of LLC Units then outstanding as specified in Exhibit A attached hereto, as it may be modified or supplemented from time to time.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Preferred Return Per Unit” means with respect to each Non-Managing Member Unit outstanding on a LLC Record Date an amount initially equal to zero, and increased cumulatively on each LLC Record Date by an amount equal to the product of (i) the cash dividend per REIT Share declared by the Managing Member for holders of REIT Shares on that LLC Record Date, multiplied by (ii) the Adjustment Factor in effect on that LLC Record Date; provided, however, that the increase that shall occur in accordance with the foregoing on the first LLC Record Date shall be the foregoing product of (i) and (ii) above multiplied by a fraction, the numerator of which shall be the number of days in the period commencing on the date hereof and ending on the first LLC Record Date, and the denominator of which shall be the number of days in the period commencing on August 4, 2003 and ending on the first LLC Record Date.

“Preferred Return Shortfall” means, for any holder of Non-Managing Member Units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all Non-Managing Member Units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such Non-Managing Member Units pursuant to Section 5.1.A(1), Section 5.6.A(1) or Section 5.6.B(1) hereof, together with cumulative simple interest accruing thereon at the Prime Rate from the applicable LLC Distribution Date to the date of distribution.

“Preferred Return Shortfall Per Unit” means, for any holder of Non-Managing Member Units, an amount equal to the quotient of (a) such Non-Managing Member’s Preferred Return Shortfall divided by (b) the number of Non-Managing Member Units held by such Non-Managing Member immediately prior to the day on which such Non-Managing Member delivers a Notice of Redemption.

“Prime Rate” means on any date, a rate equal to the annual rate on such date announced by the Bank of New York to be its prime, base or reference rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing but in no event greater than the maximum rate then permitted under applicable law. If the Bank of New York discontinues its use of such prime, base or reference rate or ceases to exist, the Managing Member shall designate the prime, base or reference rate of another state or federally chartered bank based in New York to be used for the purpose of calculating the Prime Rate hereunder (which rate shall be subject to limitation by all applicable usury laws).

“Properties” means any assets and property of the Company such as, but not limited to, interests in real property (including the Real Properties and the HCPI Property) and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Company may hold from time to time. “Property” means any one of such Properties.

“Property Appreciation” means that portion of Disposition Proceeds which is in excess of the Initial Value of the real property that is the subject of the disposition.

“Real Properties” has the meaning set forth in Section 7.3.E(2) hereof.

“Reasonable” with respect to any judgment of the Managing Member means the reasonable judgment of the Managing Member; provided, however, that any judgment of the Managing Member made after the Managing Member’s consultation with nationally recognized outside legal counsel to the Managing Member specializing in the area of law under consideration that is consistent with advice given by such outside counsel shall be deemed to be reasonable for all purposes of this Agreement except in cases in which an opinion of counsel is expressly required by this Agreement.

“Redemption” has the meaning set forth in Section 8.6.A hereof.

“Redemption Date” means, in the case of a Redemption pursuant to Section 8.6.A hereof (i) if the related Notice of Redemption was delivered on or prior to December 5th in any calendar year, the fifteenth (15th) calendar day (or, if such day is not a Business Day, the next following Business Day) after the receipt by the Managing Member of a Notice of Redemption, and (ii) otherwise, the thirtieth (30th) calendar day (or, if such day is not a Business Day, the next following Business Day) after the receipt by the Managing Member of a Notice of Redemption; provided, however, that, notwithstanding any other provisions set forth herein, in no event shall a Redemption Date as to any LLC Unit occur prior to the first anniversary of the issuance of such LLC Unit by the Company; provided, further, that the Redemption Date, as well as the closing of an Redemption on any Redemption Date, may be deferred for such time (but in any event not more than 90 days in the aggregate) as may reasonably be required to effect, as applicable, compliance with the Securities Act or other law (including, but not limited to, (a) state “blue sky” or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended).

“Reduction Distribution” has the meaning set forth in Section 8.6.D hereof.

“Reduction Date” has the meaning set forth in Section 8.6.D hereof.

“Reduction Units” has the meaning set forth in Section 8.6.D hereof.

“Registration” has the meaning set forth in Section 15.1.

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.A(7) hereof.

“REIT” means a real estate investment trust qualifying under Code Section 856, et seq.

“REIT Payment” has the meaning set forth in Section 15.13 hereof.

“REIT Requirements” means the requirements for qualifying as a REIT under the Code and Regulations.

“REIT Share” means a share of the Common Stock of the Managing Member, par value $1.00 per share.

“REIT Shares Amount” means a number of REIT Shares equal to the sum of (i) the product of (a) the number of Tendered Units and (b) the Adjustment Factor, (ii) the quotient of (x) the product of (a) the number of Tendered Units and (b) Preferred Return Shortfall Per Unit divided by (y) the average closing share price of the common stock of Health Care Property Investors, Inc., a Maryland corporation, for the ten (10) trading days ending on the second trading day immediately prior to the day on which a Non-Managing Member delivers a Notice of Redemption with respect to such Tendered Units and (iii) an amount equal to the product of (a) the Tendered Units and (b) the cash dividend per REIT Share declared by the Managing Member for holders of REIT Shares on any date between the Notice of Redemption and the Redemption Date (without duplication or omission as a result of any such dividend paid after the issuance of the REIT Shares to the Tendering Party) to the extent not taken into account in the computation of Preferred Return Per Unit above; provided, however, that, in the event that the Managing Member issues Rights to all holders of REIT Shares as of a certain record date, with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Redemption Date, which Rights will not be distributed before the relevant Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the Managing Member in good faith. So long as the holder of Tendered Units is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as those terms are defined in the Rights Agreement), the number of REIT Shares referenced in the preceding sentence shall be adjusted for the issuance, distribution and triggering of exercisability of the Rights governed by the Rights Agreement (so long as the Rights shall not previously have been redeemed or expired pursuant to the Rights Agreement) which adjustment shall be satisfied by issuing, together with the REIT Shares Amount, either (i) if Rights may be issued under the Rights Agreement, the aggregate number of Rights issuable under the Rights Agreement with respect to a number of REIT Shares equal to the REIT Shares Amount, or (ii) in the event Rights may no longer be issued under the Rights Agreement, a number of REIT Shares necessary to reflect equitably the dilution in REIT Shares resulting from the exercise of Rights (but only if the REIT Shares Amount is issued subsequent to the occurrence of an event that results in a reduction in the purchase price attributable to the Rights in the manner provided in Section 11(a)(ii) of the Rights Agreement (or any comparable provision in the event the Rights Agreement is amended), and prior to a Flip-Over Event), or (iii) if the REIT Shares Amount is issued concurrently with or subsequent to a Flip-Over Event, the number of shares of common stock of the Successor Person necessary to reflect equitably the dilution in REIT Shares resulting from the exercise of Rights.

“Related Party” means, with respect to any Person, any other Person whose actual ownership, Beneficial Ownership or Constructive Ownership of shares of the Managing Member’s capital stock would be attributed to the first such Person under either (i) Code Section 544 (as modified by Code Section 856(h)(1)(B) ) or (ii) Code Section 318 (as modified by Code Section 856(d)(5)).

“Rights” means rights, options, warrants or convertible or exchangeable securities entitling the Managing Member’s shareholders to subscribe for or purchase REIT Shares, or any other securities or property.

“Rights Agreement” means the Rights Agreement, dated as of July 27, 2000, by and between the Managing Member and The Bank of New York, as the same may be supplemented or amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Substituted Member” means an Assignee who is admitted as a Member to the Company pursuant to Section 11.4 hereof. The term “Substituted Member” shall not include any Additional Member.

“Subsidiary” means, with respect to any Person other than the Company, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Company, “Subsidiary” means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership or a disregarded entity and not as an association or publicly traded partnership taxable as a corporation) of which the Company is a member unless the Managing Member has received an unqualified opinion from independent counsel of recognized standing, or a ruling from the IRS, that the ownership of shares of stock of a corporation or other entity will not jeopardize the Managing Member’s status as a REIT, in which event the term “Subsidiary” shall include the corporation or other entity which is the subject of such opinion or ruling.

“Successor Person” has the meaning set forth in the definition of Flip-Over Event.

“Successor Properties” means real properties acquired by the Company in connection with a Tax-Free Disposition of any Real Property or Successor Property.

“Tax-Free Disposition” means the disposition of property in a transaction that is not subject to tax under the Code, including by virtue of the provisions of Section 1031 of the Code.

“Tax Items” has the meaning set forth in Section 6.4.A hereof.

“Tax Protection Period” means the period of time beginning on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date.

“Tendered Units” has the meaning set forth in Section 8.6.A hereof.

“Tendering Party” has the meaning set forth in Section 8.6.A hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

“Termination Transaction” has the meaning set forth in Section 11.2.B hereof.

“Threshold Date” means the date on which less than twenty percent (20%) of the LLC Units issued by the Company to the Non-Managing Members on the Effective Date remain outstanding.

“Transfer,” when used with respect to an LLC Unit or all or any portion of a Membership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.

“Transferred Properties” means the “DownREIT Properties” as that term is defined in the Contribution Agreement which were contributed to the Company, directly or indirectly through the transfer or limited liability company interests in limited liability companies owning one or more DownREIT Properties.

“Triggering Event” has the meaning set forth in Section 7.3.G hereof.

ARTICLE 2.

ORGANIZATIONAL MATTERS

Section 2.1 Formation

The Company is a limited liability company formed pursuant to the provisions of the Act for the purposes stated in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Company and the Members and the administration and termination of the Company shall be governed by the Act.

Section 2.2 Name

The name of the Company is HCPI/Tennessee, LLC. The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member, including combinations of the name of the Managing Member or any Affiliate thereof with other words, but excluding the name “Health Care Property Investors.” The Managing Member in its sole and absolute discretion may change the name of the Company at any time and from time to time in accordance with applicable law and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office and Agent; Principal Place of Business; Other Places of Business

The address of the registered office of the Company in the State of Delaware is located at c/o National Registered Agents, Inc., 9 East Lockerman Street, Dover, Delaware 19901, and the registered agent for service of process on the Company in the State of Delaware at such registered office is National Registered Agents, Inc., 9 East Lockerman Street, Dover, Delaware 19901. The principal office of the Company is located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, or such other place as the Managing Member may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4 Power of Attorney

A. Each Member (other than the Managing Member) and each Assignee hereby irrevocably constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys in fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that are appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that are appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that are appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Articles 11, 12 or 13 hereof or the Capital Contribution of any Member; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Membership Interests in accordance with the terms of this Agreement. Nothing contained in this Section 2.4 shall be construed as (i) authorizing the Managing Member or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement or (ii) authorizing the Managing Member or any Liquidator to take any action in contravention of this Agreement or which is outside the scope of the powers specified in Sections 3.2 and 13.3.

B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members and Assignees will be relying upon the power of the Managing Member to act as contemplated by this Agreement, and it shall survive and not be affected by the subsequent Incapacity of any Member or Assignee and the Transfer of all or any portion of such Member’s or Assignee’s LLC Units or Membership Interest and shall extend to such Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each Member or Assignee shall execute and deliver to the

Managing Member or any Liquidator, within 15 days after receipt of the Managing Member’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator, as the case may be, reasonably deems necessary to effectuate this Agreement and the purposes of the Company.

Section 2.5 Term

The term of the Company commenced on September 24, 2003, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until terminated pursuant the provisions of Article 13 hereof or as otherwise provided by law.

ARTICLE 3.

PURPOSE

Section 3.1 Purpose and Business

The sole purposes of the Company are (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, encumber, lease, hold for appreciation, sell or otherwise dispose of, in accordance with the terms of this Agreement, the HCPI Property, the Transferred Properties and any other Properties acquired by the Company and to invest and ultimately distribute funds, including without limitation funds obtained from owning or otherwise operating the HCPI Property, the Transferred Properties and any other Properties acquired by the Company and the proceeds from the sale or other disposition of the HCPI Property, the Transferred Properties and any other Properties acquired by the Company, all in the manner permitted by this Agreement, and (ii) subject to and in accordance with the terms of this Agreement, to do anything necessary or incidental to the foregoing.

Section 3.2 Powers

The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that notwithstanding any other provision in this Agreement, but subject to Sections 7.3.E, 7.3.F, and 7.3.G, the Managing Member may cause the Company to take any action to avoid a result that, or to refrain from taking any action that, in the Reasonable judgment of the Managing Member, after consultation with outside counsel of the Managing Member (i) could adversely affect the ability of the Managing Member to continue to qualify as a REIT, (ii) could subject the Managing Member to any additional taxes under Code Section 857 or Code Section 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Managing Member, its securities or the Company; provided, further, however, that if any action (or inaction) proposed to be taken by the Managing Member to avoid the consequences referred to in clauses (i), (ii) or (iii) of the preceding proviso would have a detrimental effect on the distributions and allocations to the Non-Managing Member pursuant to Articles 5, 6 or 13 or would impair the obligation of the Company to make Make-Whole Payments pursuant to Section 7.3.E, 7.3.F or 7.3.G, the obligation of the Managing Member to make the Make-Whole Payment as provided in the last sentence of Section 7.3G, the obligation of the Company to comply with Section 7.3.J, the obligation of the Managing Member to make contributions as provided in Section 4.4.B, or alter or modify the restrictions on the Transfer of a Managing Member’s interest in the Company under Section 11.2, the Managing Member shall not take such action unless (a) such action (or inaction) was consented to by the Non-Managing Member Representative in a writing specifically mentioning this Section 3.2 or (b) it has received an opinion of a nationally recognized law firm specializing in the area of law under consideration selected by the Managing Member, addressed to the Non-Managing Members that the failure to take such action (or inaction) poses a material risk of the occurrence of the consequences referred to in clauses (i), (ii) or (iii) of the preceding proviso.

Section 3.3 Specified Purposes

This Agreement shall not be deemed to create a company, venture or partnership between or among the Members with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Member in its capacity as a Member hereunder shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Members; Disclaimer of Certain Representations

A. Each Member that is an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to the Company, the Managing Member and each other Member that (i) such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject, (iii) such Member is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

B. Each Member that is not an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to the Company, the Managing Member and each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its managing member(s) (or, if there is no managing member, a majority in interest of all members), committee(s), trustee(s), general partner(s), beneficiaries, directors and shareholder(s), as the case may be, as required, (ii) the consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Member is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

C. Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances.

D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company).

E. Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) hereby represents that it has had the opportunity to consult with its legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including, without limitation, the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transaction provided for in or contemplated by the Contribution Agreement, making a Capital Contribution, being admitted to the Company, receiving or not receiving distributions from the Company, redeeming LLC Units or being allocated Tax Items), cash flows, funds from operations or yield, if any, in respect of the Company, such Member or the Managing Member have been made by the Company, any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied; provided that the foregoing shall not qualify, limit or otherwise affect any express representation or warranty given by any Member in any agreement executed by such Member.

F. The Members acknowledge and agree that each Non-Managing Member Unit is a security governed by Article 8 of the uniform commercial code as enacted in the State of New York.

ARTICLE 4.

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Initial Members

The Members acknowledge the Capital Contribution of the Initial Member and that such Capital Contribution is, as of the receipt of their Non-Managing Member Units, attributed to the Non-Managing Members as set forth on Exhibit A. At the time of its execution of this Agreement, the Managing Member shall make Capital Contributions of the Cash Contribution and the HCPI Property as set forth in Exhibit A to this Agreement. The Members shall own Managing Member Units and Non-Managing Member Units, as applicable, in the amounts set forth on Exhibit A. Except as required by the Act, as provided by the Contribution Agreement or as otherwise provided in Sections 4.2 and 4.4 hereof, no Member shall be required or permitted to make any additional Capital Contributions or loans to the Company.

Section 4.2 Additional Members

With the Consent of the Non-Managing Members, the Managing Member is authorized to admit one or more Additional Members to the Company from time to time, in accordance with the provisions of Section 12.2 hereof, on terms and conditions and for such Capital Contributions as may be established by the Managing Member. Consent of the Non-Managing Members shall be required in connection with the admission of any Additional Members as set forth in Section 12.2. The provisions of Section 12.2 shall govern the acquisition by the Company in the future of additional Properties by means of Capital Contributions by other Persons, which Capital Contributions shall be set forth in Exhibit A. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.

Section 4.3 Loans

The Company may incur or assume Debt, enter into other similar credit, guarantee, financing (including, without limitation, the encumbrance of the Properties for the debt of the Managing Member and/or Affiliates of the Managing Member pursuant to so-called cross-collateralized loans, or otherwise) or refinancing arrangements, repay or prepay Debt, for any purpose (including, without limitation, in connection with any further acquisition of Properties from any Person), upon such terms as the Managing Member determines appropriate.

Section 4.4 Additional Funding and Capital Contributions

A. General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the operation of the Company or in connection with the purchase, lease or other acquisition of assets or properties. Additional Funds may be raised by the Company in accordance with the terms of this Section 4.4 or the terms of Section 4.3 hereof. No Person, including, without limitation, any

Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

B. Additional Contributions. The Managing Member on behalf of the Company may raise all or any portion of the Additional Funds by making additional Capital Contributions. Subject to the terms of this Section 4.4 and to the definition of “Gross Asset Value,” the Managing Member shall determine in good faith the amount of such additional Capital Contributions. Notwithstanding anything in this Agreement to the contrary, the Managing Member shall make additional Capital Contributions in an amount sufficient to cure any breach of Section 7.3.J. The Managing Member shall receive that number of additional Managing Member Units in consideration for additional Capital Contributions made by the Managing Member that represent the same percentage of the total outstanding LLC Units (including the newly issued LLC Units) as the initial Gross Asset Value of the additional Capital Contribution (net of the amount of liabilities of the Managing Member assumed by the Company or that are secured by the property contributed to the Company) (or, in the event of a contribution of cash, the amount of cash so contributed) represents of the Gross Asset Value of the assets of the Company (including the additional Capital Contributions) as of the date of such contribution.

C. Timing of Additional Capital Contributions. If additional Capital Contributions are made by a Member on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Members for such Fiscal Year, if necessary, shall be allocated among such Members by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or such other method as determined by the Managing Member with the Consent of the Non-Managing Members.

Section 4.5 No Interest; No Return

Except as provided herein, no Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

ARTICLE 5.

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions

A. The Managing Member shall, subject to Section 5.3, cause the Company to distribute on each LLC Distribution Date and may, in its sole and absolute discretion, cause the Company to distribute on any other date (any such date of distribution pursuant to this Section 5.1.A a “Distribution Date”), Available Cash and any Property Appreciation as of such Distribution Date as follows:

(1) First, to the holders of the Non-Managing Member Units in accordance with their relative Preferred Return Shortfalls as of such Distribution Date until the Preferred Return Shortfall is zero;

(2) Second, to the holders of Managing Member Units until the holders of Managing Member Units have received cumulative distributions in an aggregate amount per unit equal to the excess (the “Managing Member Shortfall”) of (x) the amounts previously distributed with respect to each Non-Managing Member Unit pursuant to Section 5.1.A(1), 5.6.A(1), and 5.6.B(1) over (y) all amounts previously distributed with respect to each Managing Member Unit pursuant to this Section 5.1.A.(2) and 5.6.A(2) and 5.6.B(2);

provided, however, that in the event a Reduction Date occurs during period beginning after the immediately preceding Distribution Date (or if there is no prior Distribution Date, the date hereof) and ending on such Distribution Date, a distribution shall be made under this Section 5.1.A to the holder or holders of the Reduction Units in an amount determined by multiplying the amount that would have been distributed on the Distribution Date under Section 5.1.A in respect of the Reduction Units had they been outstanding on the last day of such Distribution Date by a fraction, the numerator of which shall be the number of days beginning on the first day of such period and ending on the Reduction Date and the denominator of which shall be the number of days in such period.

B. The Managing Member may, in its sole and absolute discretion, cause the Company to distribute on any date on which the Preferred Return Shortfall is zero all Available Cash remaining after making any distributions required pursuant to Section 5.1.A as follows: (x) one percent (1%) to the Non-Managing Member Unit holders in proportion to the number of Non-Managing Member Units held by such holders and (y) ninety-nine percent (99%) to the Managing Member Unit holders in proportion to the number of Managing Member Units held by such holders.

Section 5.2 Distributions in Kind

No right is given to any Member to demand and receive property other than cash. The Managing Member may determine, with the Consent of the Non-Managing Members, to make a distribution in kind to the Members of Company assets, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5 and 6 hereof. The fair market value of any Property distributed in kind shall be determined (i) prior to the Threshold Date, by the Managing Member with the Consent of the Non-Managing Members, and (ii) thereafter, by the Managing Member in its good faith determination.

Section 5.3 Amounts Withheld

Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the

Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Managing Member determines that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest solely to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.3. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 5.3 when due, the Managing Member may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the Prime Rate (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

Section 5.4 Distributions Upon Liquidation

Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Company shall be distributed to the Members in accordance with Section 13.3 hereof.

Section 5.5 Restricted Distributions

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Member on account of its Membership Interest or interest in LLC Units if such distribution would violate Section 18-607 of the Act or other applicable law.

Section 5.6 Distributions of Proceeds from Sale of Real Properties and the Incurrence of Debt

A. In the event of a taxable disposition of any Real Property (other than as part of a Terminating Capital Transaction), the Managing Member shall cause the Company to (i) reinvest the Disposition Proceeds to the extent the Managing Member elects to do so and in the amount determined by the Managing Member to be appropriate (and to hold the Disposition Proceeds in an interest bearing account pending such reinvestment) or (ii) if the Managing Member so elects in its sole and absolute discretion, to distribute all or any portion of the Disposition Proceeds in an amount no greater than an amount equal to the Disposition Proceeds less the Property Appreciation with respect to such Real Property as follows:

(1) First, to the holders of Non-Managing Member Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each holder of Non-Managing Member Units is zero;

(2) Second, to the holders of Managing Member Units in accordance with its Managing Member Shortfalls until the Managing Member Shortfall is zero; and

(3) Third, to the holders of LLC Units pro rata in proportion to their Percentage Interests until the amount of cash distributed under this Section 5.6.A(3) with respect to the disposition in question is equal to the Initial Value of the Real Property that was the subject of such disposition. The distribution pursuant to this Section 5.6.A(3) shall reduce the number of LLC Units as provided in Section 8.6.D.

B. Upon the incurrence of Debt, the Managing Member shall cause the Company to (i) reinvest the proceeds therefrom to the extent the Managing Member elects to do so and in the amount determined by the Managing Member to be appropriate (and to hold the proceeds therefrom in an interest bearing account pending such reinvestment) and (ii) if the Managing Member elects to distribute all or any portion of such proceeds in its sole and absolute discretion, distribute such portion of such proceeds, to the extent thereof, as follows:

(1) First, to the holders of the Non-Managing Member Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each holder of Non-Managing Member Units is zero; and

(2) Second, to the holders of Managing Member Units in accordance with its Managing Member Shortfalls until the Managing Member Shortfall is zero; and

(3) Thereafter, to the Managing Member.

C. The Managing Member shall have no obligation to incur Debt for the purpose of making distributions pursuant to this Section 5.6 or for any other purpose.

ARTICLE 6.

ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss

Net Income and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of each such year. Except as otherwise provided in this Article 6, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 General Allocations

A. Operating Net Income, Depreciation, and Net Loss. Except as otherwise provided in Sections 6.2.B or 6.3:

(1) Net Loss with respect to any Fiscal Year of the Company, other than Net Loss referred to in Section 6.2.B, shall be allocated to the Members and Assignees in proportion to their Percentage Interests.

(2) Net Income with respect to any Fiscal Year of the Company, other than Net Income referred to in Section 6.2.B, shall be allocated as follows:

(a) First, to the Non-Managing Members or their Assignees in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income under this Section 6.2.A(2)(a) and Section 6.2.B(2)(a), to equal to the cumulative distributions received by such Member or Assignee pursuant to Sections 5.1.A(1), 5.6.A(1) and 5.6.B(1) for the current and all prior Fiscal Years;

(b) Second, to the Managing Member or its Assignees in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income under this Section 6.2.A(2)(b) and Section 6.2.B(2)(b), to equal the cumulative distributions received by the Managing Member and such Assignees pursuant to Sections 5.1.A(2), 5.6.A(2) and 5.6.B(2) for the current and all prior Fiscal Years; and

(c) Thereafter, (x) ninety-nine percent (99%) to the Managing Member or its Assignees and (y) one percent (1%) to the Non-Managing Members or their Assignees in proportion to the number of Non-Managing Member Units held by each such Non-Managing Member.

B. Net Income and Net Loss Upon Terminating Capital Transaction or from the Disposition of Real Properties. Except as otherwise provided in Section 6.3:

(1) Net Loss attributable to a disposition of any of the Real Properties, including upon a Terminating Capital Transaction, shall be allocated to the Members and Assignees in proportion to their Percentage Interests.

(2) Net Income attributable to a disposition of any of the Real Properties, including upon a Terminating Capital Transaction, shall be allocated as follows:

(a) First, to each Non-Managing Member or their Assignees in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income under this Section 6.2.B(2)(a) and Section 6.2.A(2)(a), to equal to the cumulative distributions received by such Member or Assignee pursuant to Sections 5.1.A(1), 5.6.A(1) and 5.6.B(1) for the current and all prior Fiscal Years;

(b) Second, to the Managing Member or its Assignees in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income under this Section 6.2.B(2)(b) and Section 6.2.A(2)(b), to equal the cumulative distributions received by the Managing Member and such Assignees pursuant to Sections 5.1.A(2), 5.6.A(2) and 5.6.B(2) for the current and all prior Fiscal Years; and

(c) Thereafter, (x) ninety-nine percent (99%) to the Managing Member or its Assignees and (y) one percent (1%) to the Non-Managing Members or their Assignees in proportion to the number of Non-Managing Member Units held by each such Non-Managing Member.

Section 6.3 Additional Allocation Provisions

A. Regulatory Allocations.

(1) Minimum Gain Chargeback.

Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.A(1) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Member Minimum Gain Chargeback.

Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.A(1) hereof, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.A(2) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(3) Member Nonrecourse Deductions.

Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(4) Qualified Income Offset.

If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b) (2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b) (2)(ii)(d), to such Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3.A(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(4) were not in the Agreement. It is intended that this Section 6.3.A(4) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.

(5) Limitation on Allocation of Net Loss.

To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, such allocation of Net Loss shall be reallocated among the other Members in accordance with their respective LLC Units, subject to the limitations of this Section 6.3.A(5).

(6) Section 754 Adjustment.

To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b) (2)(iv)(m)(2) or Regulations Section 1.704-1(b) (2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their LLC Units in the event that Regulations Section 1.704-1(b) (2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b) (2)(iv)(m)(4) applies.

(7) Curative Allocations.

The allocations set forth in Sections 6.3.A(1) through (6) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1 and 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

B. Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Member’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Percentage Interest.

Section 6.4 Tax Allocations

A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each of the Company’s items of income, gain, loss or deduction as determined for federal income tax purposes (collectively “Tax Items”) shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

B. Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to the “traditional method” as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and this Section 6.4.B, pursuant to any method permitted under Regulations Section 1.704-3 as selected by the Managing Member which selection, at any time prior to the Threshold Date, shall be made only with the Consent of the Non-Managing Members.

Section 6.5 Other Provisions

A. Other Allocations. In the event that (i) any modifications are made to the Code or any Regulations, (ii) any changes occur in any case law applying or interpreting the Code or any Regulations, (iii) the IRS changes or clarifies the manner in which it applies or interprets the Code or any Regulations or any case law applying or interpreting the Code or any Regulations or (iv) the IRS adjusts the reporting of any of the transactions contemplated by this Agreement which, in each case, in the opinion of an independent tax counsel, either (a) requires allocations of items of income, gain, loss, deduction or credit or (b) requires reporting of any of the transactions contemplated by this Agreement in a manner different from that set forth in this Article 6, the Managing Member is hereby authorized to make new allocations or report any such transactions (as the case may be) in reliance of the foregoing, and such new allocations and reporting shall be deemed to be made pursuant to the fiduciary duty of the Managing Member to the Company and the other Members, and no such new allocation or reporting shall give rise to any claim or cause of action by any Member.

B. Consistent Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE 7.

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management

A. Except as otherwise expressly provided in this Agreement, the Managing Member, in its capacity as a managing member of the Company under the Act, shall have sole and complete charge and management over the business and affairs of the Company, in all respects and in all matters. The Managing Member shall at all times act in good faith in exercising its powers hereunder. The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provisions of applicable law, the Non-Managing Members, in their capacity as Members of the Company, shall not participate in the control of the Company, shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company and shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. The Managing Member may not be removed by the Members with or without cause, except with the consent of the Managing Member. In addition to the powers that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to the other provisions hereof including the limitations on the authority of the Managing Member set forth in Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money making prepayments on loans, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities (including, but not limited to indebtedness of Managing Member or any of its Affiliates), the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Company;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(3) the acquisition, sale, transfer, exchange or other disposition of any assets of the Company on commercially reasonable terms as determined in the good faith judgment of the Managing Member (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company);

(4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Company (including, without limitation, any Transferred Property) and the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement which the Managing Member believes will directly benefit the Company and on any terms that the Managing Member sees fit, including, without limitation, the financing of the conduct or the operations of the Company, the lending of funds to other Persons (including, without limitation, the Managing Member (if necessary to permit the financing or capitalization of a Subsidiary of the Managing Member or the Company)), the repayment of obligations of the Company and the securing of obligations of the Managing Member or any of its Affiliates;

(5) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Transferred Property, or other asset of the Company or any Subsidiary, subject to any management agreements to which the Company is a party;

(6) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments in the ordinary course of the Company’s operations or which are necessary for the implementation of the Managing Member’s powers under this Agreement, including, without limitation, (i) contracting with property managers (including, without limitation, as to any Transferred Property or other Property, contracting with the contributing or any other Member or its Affiliates for property management services), contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Properties, and (ii) the execution, delivery and performance of the Contribution Agreement and the agreements and instruments referred to therein or contemplated thereby;

(7) the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company consistent with the established investment policies of the Managing Member, and the collection and receipt of revenues, rents and income of the Company;

(8) the selection and dismissal of employees of the Company or the Managing Member (including, without limitation, employees having titles or offices such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Company or the Managing Member and the determination of their compensation and other terms of employment or hiring;

(9) the maintenance of necessary or appropriate insurance including (i) liability insurance for the Indemnitees hereunder and (ii) casualty, liability, earthquake and other insurance on the Properties of the Company for the benefit of the Company and the Members comparable in coverage to that maintained by the Managing Member with respect to the properties it owns;

(10) the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(11) the enforcement of any rights against any Member pursuant to representations, warranties, covenants and indemnities relating to such Member’s contribution of property or assets to the Company;

(12) the collection and receipt of revenues and income of the Company;

(13) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;

(14) the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(15) the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of any Person in which the Company does not have an interest pursuant to contractual or other arrangements with such Person;

(16) subject to Section 7.3.A(4), the maintenance of working capital and other reserves in such amounts as the Managing Member deems appropriate and reasonable from time to time;

(17) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Managing Member for the accomplishment of any of the powers of the Managing Member enumerated in this Agreement;

(18) the distribution of cash to acquire LLC Units held by a Member in connection with a Member’s exercise of its Redemption Right under Section 8.6 hereof;

(19) the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Accounts, LLC Units, and Percentage Interests of the Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of or reduction in the number of LLC Units, the admission of any Substituted Member or otherwise, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement; and

(20) the formation of corporations, trusts, limited liability companies or other entities as wholly-owned subsidiaries of the Company for purposes of holding title to all or a portion of the Properties.

B. Each of the Non-Managing Members agrees that, except as otherwise provided in this Agreement, the Managing Member is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Company without any further act, approval or vote of the Non-Managing Members, notwithstanding any other provision of the Act or any applicable law, rule or regulation that may be waived by a Non-Managing Member.

C. At all times from and after the date hereof, the Managing Member may cause the Company to establish (subject to Section 7.3.A(4)) and maintain working capital reserves in such amounts as the Managing Member, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

D. Except as otherwise expressly provided in this Agreement, in exercising its permitted authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Member (including the Managing Member) of any action taken by it. Except as otherwise expressly provided in this Agreement, the Managing Member and the Company shall not have liability to a Member under any circumstances as a result of an income tax liability incurred by such Member as a result of an action (or inaction) by the Managing Member pursuant to its authority under this Agreement so long as the action or inaction is taken in good faith.

Section 7.2 Certificate of Formation

To the extent that such action is determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to (except for amendments that are inconsistent with this Agreement or vary the rights or duties of the Members, which shall be made only with the Consent of the Non-Managing Members) and restatements of the Certificate and do all the things to maintain the Company as a limited liability company under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be commercially reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware and any other state, or the District of Columbia or other jurisdiction in which the Company may elect to do business or own property.

Section 7.3 Restrictions on Managing Member’s Authority

A. The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement, including, without limitation:

(1) take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(2) possess Company property, or assign any rights in specific Company property, for other than a Company purpose except for purposes of securing any obligation of Managing Member or any of its Affiliates or as otherwise provided in this Agreement;

(3) perform any act that would subject a Member to liability as a Managing Member in any jurisdiction or any other liability except as provided herein or under the Act;

(4) establish or increase reserves in amounts such that the Company will not be able to make distributions pursuant to Article 5, or enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or has the effect of prohibiting or restricting, the ability of the Company to make distributions of Available Cash as required by Article 5, except, in any such case, with the written consent of any Member affected by the prohibition or restriction; or

(5) except pursuant to Section 4.2, issue any class of equity security (other than additional Managing Member Units pursuant to Section 4.4 or otherwise in accordance with the terms of this Agreement) or any other security convertible into or exchangeable for an equity security of the Company that would not be subordinate to the rights of the Non-Managing Members.

B. The Managing Member shall not, without the prior Consent of the Non-Managing Members, undertake or have the authority to do or undertake, on behalf of the Company, any of the following actions or enter into any transaction which would have the effect of:

(1) except as provided in Section 7.3.C, amending, modifying or terminating this Agreement other than to reflect the permitted admission, substitution, termination or withdrawal of Members pursuant to Article 11 or Article 12 hereof;

(2) approving or acquiescing to the Transfer of the Membership Interest of the Managing Member to any Person other than the Company or an Affiliate of the Managing Member except pursuant to Section 11.2;

(3) admitting into the Company any Additional Managing Member or Substitute Managing Member;

(4) instituting or acquiescing in or otherwise permitting any proceeding for bankruptcy on behalf of, against or involving the Company whether voluntary or involuntary;

(5) prior to the first anniversary of the Effective Date, make any distribution of Disposition Proceeds or cause the Company to have a Liquidating Event;

(6) prior to the Threshold Date, confessing a judgment against the Company in an amount in excess of $2,000,000;

(7) making a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law;

(8) cause the Company to have a Liquidating Event at any time on or after the first anniversary of the Effective Date unless the Managing Member shall have provided not less than sixty (60) days prior written notice to the Members of such Liquidating Event, provided, however, if the Managing Member extends or delays the time for a Redemption Date pursuant to the last proviso of the definition of Redemption Date or otherwise in accordance with the terms hereof, the Managing Member shall not permit a Liquidating Event on or prior to such Redemption Date, as so extended or delayed; or

(9) make any distribution of Disposition Proceeds under Section 5.6.A(3) at any time the Cash Amount determined as of the date of such distribution is less than a fraction, the numerator of which is the amount that would be distributed to the Members pursuant to Section 5.6.A(3) and the denominator of which is the number of Reduction Units resulting from such distribution.

C. Notwithstanding Section 7.3.B or Section 14.2, the Managing Member shall have the exclusive power to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to reflect the issuance of additional Membership Interests pursuant to Section 4.2 or Section 4.4, to reflect the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement and to amend Exhibit A in connection therewith and to reflect the redemption or other reduction in the number of LLC Units outstanding pursuant to Sections 8.6.A or 8.6.D hereof and as otherwise permitted by this Agreement;

(2) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(3) subject to second the proviso to Section 3.2, to reflect such changes that the Managing Member determines are necessary in its Reasonable judgment, after consultation with outside counsel to the Managing Member, for the Managing Member to maintain its status as a REIT or to satisfy the REIT Requirements; and

(4) to modify, as set forth in the definition of “Capital Account,” the manner in which Capital Accounts are computed.

D. Notwithstanding Section 7.3.B and 7.3.C hereof, this Agreement shall not be amended with respect to any Member adversely affected, and no action may be taken by the Managing Member, without the consent of such Member adversely affected if such amendment or action would (i) convert a Non-Managing Member’s interest in the Company into a Managing Member’s interest, (ii) modify the limited liability of a Non-Managing Member, (iii) alter rights of the Member to receive distributions pursuant to Article 5 or Section 13.3.A, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.4 and Section 7.3.C(1) hereof), (iv) materially alter or modify the rights to a Redemption as set forth in Section 8.6 or the rights to a Make-Whole Payment as set forth in Sections 7.3.E, 7.3.F and 7.3.G, and related definitions hereof, (v) amend this Section 7.3.D, (vi) alter or modify the Company’s obligations under 7.3.J, (vii) alter or modify Section 11.2.A or (vii) alter or modify the Managing Member’s obligation to make Additional Capital Contribution pursuant to Section 4.4.B. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.3 without the Consent specified in such section. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

E. The Company shall pay to each Non-Managing Member the Make-Whole Payment, if any, as provided below if the Company takes any of the following actions during the Tax Protection Period without the prior Consent of the Non-Managing Members, which consent expressly state that the right to the Make-Whole Payment is being waived:

(1) cause or permit the Company to merge, consolidate or combine with or into any other partnership, limited partnership, limited liability company, corporation or other person, to sell or otherwise dispose of all or substantially all of its assets, or to reclassify or change its outstanding equity interests or to enter into any Termination Transaction; or

(2) sell, dispose, convey or otherwise transfer any of the real properties the Company acquired in connection with the transactions consummated pursuant to the Contribution Agreement (collectively, the “Real Properties”) or any Successor Properties, in a transaction that causes holders of Non-Managing Member Units to recognize taxable income under the Code on account of a Built-in Gain, other than a (i) casualty loss, (ii) taking by eminent domain, (iii) pursuant to the exercise of a put right by the Company (or any Subsidiary of the Company) pursuant to which the Company (or such Subsidiary) may require another Person to purchase one or more Real Properties, which put right was granted pursuant to any document or instrument executed in accordance with the Contribution Agreement or (iv) pursuant to the exercise of a call or other purchase right by any other Person pursuant to which such Person has the right to purchase one or more Real Properties, which call or other purchase right was granted pursuant to any document or instrument executed in accordance with the Contribution Agreement or in effect at the time such Properties were contributed to the Company; provided that the Company shall use commercially reasonable efforts to apply the proceeds of any such casualty or taking to the restoration or replacement of such Real Properties or Successor Properties in a transaction qualifying under Code Section 1033;

In the event that the prior Consent of the Non-Managing Members is not required for the Managing Member, on behalf of the Company, to take or engage in any of the actions described in the foregoing subparagraphs (1) and (2), the Managing Member may take such action only after providing the Non-Managing Members with not less than if prior to November 5 or after December 1 of any calendar year, forty-five (45) days, and otherwise, sixty (60) days notice of its intention to do so.

F. The Company shall pay to the Non-Managing Members the Make Whole Payment as provided in Section 7.3.G if the Company takes any action to dissolve or otherwise terminate the Company during the Tax Protection Period. In addition, a Non-Managing Member shall be entitled to the Make Whole Payment in the event of the exercise of such Non-Managing Member’s right to a Redemption under 8.6.A after receipt by such Non-Managing Member of a written notice of a Liquidating Event provided by the Company to the same extent such Non-Managing Member would have been entitled to such Make Whole Payment had such Non-Managing Member not have been redeemed pursuant to such Redemption. In the event the Managing Member intends to dissolve or otherwise terminate the Company following the Tax Protection Period, it shall give not less than forty-five (45) days notice of such intent to the Non-Managing Members prior to taking any action in furtherance of such intent.

G. Any event in Sections 7.3.E and 7.3.F that triggers the obligation of the Company to make a Make-Whole Payment (as defined below) is called a “Triggering Event.” The Company shall pay to each Non-Managing Member an amount (the “Make-Whole Payment”) equal to the aggregate federal, state and local income taxes, if any, incurred by the Non-Managing Member as a result of a Triggering Event. Any such federal, state and local income taxes shall be deemed to be the amount of gain or income recognized by the Non-Managing Members multiplied by the then highest rate or rates applicable to such gain or income for the year in which such gain or income is recognized grossed up to include any federal, state and local income taxes incurred by the Non-Managing Member by reason of the receipt of the payment from the Company. No effect shall be given in determining the amount of the Make-Whole Payment of a Non-Managing Member’s taxable income, tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes. The Make-Whole Payment shall be made within a reasonable period of time after the Triggering Event, but in no event later than the date by which the Non-Managing Member would be required to make the applicable tax payment. In addition to any other rights available under law or equity, in the event that the Company fails to pay any amounts owed pursuant to this Section 7.3 when due, the Non-Managing Member to whom such payment is owed shall be deemed to have loaned such amount to the Company. Any amounts payable to a Non-Managing Member shall be increased by an amount equal to the greater of (x) interest accrued on such amount at the Prime Rate from the date such amount is due until such amount is paid in full and (y) actual interest and penalties accrued by the relevant taxing authorities with respect to such amounts plus any penalties actually imposed thereon by the relevant taxing authorities. In the event that any Member becomes entitled to a Make Whole Payment and the Company, for any reason, fails to satisfy such obligation, then the Managing Member shall make the Make Whole Payment promptly following such failure by the Company to make such Make Whole Payment.

H. The parties agree that the sole and exclusive rights and remedies to which the Non-Managing Members may be entitled at law or in equity in connection with any Triggering Event shall be for payment of the Make-Whole Payment pursuant to Section 7.3.G, and no Non-Managing Member shall be entitled to enjoin or otherwise object to any transaction that would result in a taxable event or pursue any other claim with respect to a Triggering Event unless, independent of the tax consequences, such transaction is or would be in violation of this Agreement or applicable law. If any Non-Managing Member notifies the Company of a claim that the Company owes a Make-Whole Payment, the Managing Member, on behalf of the Company, and the Non-Managing Member shall negotiate in good faith to resolve any disagreements regarding any such Triggering Event. If any such disagreement cannot be resolved by the parties within thirty (30) days after the receipt by the Company of the notice in accordance with the preceding sentence, the Managing Member, on behalf of the Company, and the Non-Managing Member shall jointly retain a nationally recognized independent public accounting firm that is not the Managing Member’s accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a Triggering Event has occurred and, if so, the amount of the applicable Make-Whole Payment that the Non-Managing Member is entitled to as a result thereof, determined as set forth in Section 7.3.G). If the parties cannot agree on an Accounting Firm, each of the Managing Member, on behalf of the Company, and the Non-Managing Member shall retain an Accounting Firm, and the Accounting Firms selected shall jointly retain a third Accounting Firm. If the two Accounting Firms cannot agree upon a third Accounting Firm within thirty (30) days, such matter shall be referred to a court of competent jurisdiction to select the third Accounting Firm. The Accounting Firms shall be instructed to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a Triggering Event has occurred and, if so, the amount of the applicable Make-Whole Payment that the Non-Managing Member is entitled to as a result thereof, determined as set forth in Section 7.3.G). All determinations made by the Accounting Firm or the Accounting Firms, as the case may be, with respect to the resolution of whether a Triggering Event has occurred shall be final, conclusive and binding on the Company and the Non-Managing Member. The fees and expenses of any Accounting Firms incurred in connection with any such determination shall be shared equally by the Company and the Non-Managing Member.

I. The Managing Member agrees that it will operate and maintain the Company’s Properties in substantially the same manner as it would if such Properties were owned directly by the Managing Member.

J. If the Company or, after assumption by the Managing Member in accordance with Section 8.6.A, the Managing Member fails to satisfy its Redemption obligation under Section 8.6.A as of any Redemption Date and such failure continues for a period of thirty days or more after such Redemption Date then, at all times thereafter, the Company shall maintain Equity Coverage of no less than one hundred and twenty percent (120%) of the product of (a) the Cash Amount determined as if a Notice of Redemption had been delivered to the Company with respect to all Non-Managing Member Units as of the end of the immediately preceding calendar quarter, multiplied by (b) the number of Non-Managing Member Units outstanding at the end of that quarter.

K. The Managing Member shall provide the Non-Managing Member Representative written notice, in reasonable detail in light of the then available information, of any breach of any representation or warranty of the Managing Member made in Section 7.8 of the Contribution Agreement and any breach of a covenant or agreement of Managing Member or Operating Company in Section 2.1(c), 4.1(b) or Article X of the Contribution Agreement promptly upon Managing Member becoming aware of such breach. Such notice shall include a description of the actions Managing Member proposes to take to remedy the breach and the anticipated time frame for taking such actions and resolving such breach. In the event a Majority in Interest of the Non-Managing Members do not approve the remedy proposed by the Managing Member or, if such remedy is approved and the Managing member fails to promptly complete or perform such remedy, then a Majority in Interest of the Non-Managing Members shall be entitled and authorized to enforce on behalf of the Company or cause the Company to enforce the Contribution Indemnity. Such right shall include the right, on behalf of the Company, to commence, prosecute, control and resolve litigation or other enforcement action against the Managing Member.

Section 7.4 Compensation of the Managing Member

A. The Managing Member shall not be compensated for its services as the manager of the Company. Distributions, payments and allocations to which the Managing Member may be entitled in its capacity as the Managing Member shall not constitute compensation for services rendered by the Managing Member as provided in this Agreement (including the provisions of Articles 5 and 6 hereof).

B. Subject to Sections 7.4.C and 15.13 hereof, the Company shall be liable, and shall reimburse the Managing Member on a monthly basis (or such other basis as the Managing Member may determine in its reasonable discretion), for all sums expended in connection with the Company’s business. Any such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.7 hereof.

C. To the extent practicable, Company expenses shall be billed directly to and paid by the Company. Subject to Section 15.13 hereof, reimbursements to the Managing Member or any of its Affiliates by the Company shall be allowed, however, for the actual cost to the Managing Member or any of its Affiliates of operating and other expenses of the Company, including, without limitation, the actual cost of goods, materials and administrative services related to (i) Company operations, (ii) company accounting, (iii) communications with Members, (iv) legal services, (v) tax services, (vi) computer services, (vii) risk management, (viii) mileage and travel expenses and (ix) such other related operational and administrative expenses as are necessary for the prudent organization and operation of the Company. “Actual cost of goods and materials” means the actual cost to the Managing Member or any of its Affiliates of goods and materials used for or by the Company obtained from entities not affiliated with the Managing Member, and “actual cost of administrative services” means the pro rata cost of personnel (as if such persons were employees to the Company) providing administrative services to the Company. The cost for such services to be reimbursed to the Managing Member or any Affiliate thereof shall be the lesser of the Managing Member’s or Affiliate’s actual cost, or the amount the Company would be required to pay to independent parties for comparable administrative services in the same geographic location.

D. The Managing Member shall also be reimbursed by the Company for all expenses it incurs relating to any issuance of additional Membership Interests, Debt of the Company, or rights, options, warrants or convertible or exchangeable securities of the Company pursuant to Article 8 hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of such expenses are considered by the Members to constitute expenses of, and for the benefit of, the Company.

To the extent that reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 7.4 would constitute gross income to the Managing Member for purposes of Code Section 856(c)(2) or 856(c)(3), then such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c).

Section 7.5 Other Business of Managing Member

The Managing Member shall devote to the Company such time as may be necessary for the performance of its duties as Managing Member, but the Managing Member is not required, and is not expected, to devote its full time to the performance of such duties. The Managing Member may engage independently or with others in other business ventures of every nature and description, including, without limitation, the ownership of other properties and the making or management of other investments. Nothing in this Agreement shall be deemed to prohibit the Managing Member or any Affiliate of the Managing Member from dealing, or otherwise engaging in business with, Persons transacting business with the Company, or from providing services related to the purchase, sale, financing, management, development or operation of real or personal property and receiving compensation therefor, not involving any rebate or reciprocal arrangement that would have the effect of circumventing any restriction set forth herein upon dealings with the Managing Member or any Affiliate of the Managing Member; provided, however, that neither the Managing Member nor any Affiliate of the Managing Member shall deal or engage in business with any such Person or provide any such services if such business or services would violate any contractual obligation of the Managing Member or any Affiliate of the Managing Member with any Non-Managing Member or an Affiliate of any Non-Managing Member. Except as provided in any contractual agreement between the Company, the Members and/or their Affiliates, neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

Section 7.6 Contracts with Affiliates

A. Subject to Section 7.6.B below, the Company may lend or contribute to Affiliates in which it has an equity investment, and such Affiliates may borrow funds from the Company, on terms and conditions established in the sole and absolute discretion of the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Person.

B. The Company shall not enter into or modify transactions with any of its Affiliates or Affiliates of the Managing Member except for transactions evidenced by written agreements that are at arm’s-length and fair market value and otherwise on terms and conditions that are fair and reasonable to the Company; provided, however, that, subject to Section 7.3.J, the Managing Member shall at all times be entitled to cause the Company to mortgage, pledge, encumber or hypothecate the Properties, any property owned by a Subsidiary of the Company or any portion thereof as security for the debt of the Managing Member or any of its Affiliates.

Section 7.7 Indemnification

A. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including, without limitation, any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Managing Member is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, and any insurance proceeds from the liability policy covering the Managing Member and any Indemnitees, and neither the Managing Member nor any Non-Managing Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.7.

B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D. The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

F. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

G. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

H. If and to the extent any reimbursements to the Managing Member pursuant to this Section 7.7 constitute gross income to the Managing Member (as opposed to the repayment of advances made by the Managing Member on behalf of the Company) such amounts shall constitute guaranteed payments within the meaning of Code Section 707(c), shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.8 Liability of the Managing Member and the Non-Managing Member Representative

A. Notwithstanding anything to the contrary set forth in this Agreement, neither the Managing Member nor any of its directors or officers or the Non-Managing Member Representative shall be liable or accountable in damages or otherwise to the Company, any Members or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Managing Member or such director or officer or Non-Managing Member Representative acted in good faith.

B. The Non-Managing Members expressly acknowledge that the Managing Member is acting for the benefit of the Company, the Members and the Managing Member’s shareholders collectively, that the Managing Member is under no obligation to give priority to the separate interests of the Members or the Managing Member’s shareholders (including, without limitation, the tax consequences to Members, Assignees or the Managing Member’s shareholders) in deciding whether to cause the Company to take (or decline to take) any actions.

C. Subject to its obligations and duties as Managing Member set forth in Section 7.1.A hereof, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. The Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s, and its officers’ and directors’, and the Non-Managing Member Representative’s liability to the Company and the Non-Managing Members under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the Managing Member

A. The Managing Member and the Non-Managing Member Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The Managing Member and the Non-Managing Member Representative may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Managing Member hereunder.

D. Notwithstanding any other provisions of this Agreement or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company undertaken in the good faith belief, after consultation with outside counsel to the Managing Member, that such action or omission is necessary or advisable in order (i) to protect the ability of the Managing Member to continue to qualify as a REIT, (ii) for the Managing Member otherwise to satisfy the REIT Requirements or (iii) to allow the Managing Member to avoid incurring any liability for taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Non-Managing Members; provided, however, if in the opinion of the Managing Member any such action or omission will adversely affect the rights of a Non-Managing Member hereunder, the Managing Member shall give the Non-Managing Member Representative notice of such intended action or omission; provided, further, however, that if any action or omission proposed to be taken by the Managing Member to avoid the consequences referred to in clauses (i), (ii) or (iii) of this Section 7.9.D would have a detrimental effect on the distributions and allocations to the Non-Managing Member pursuant to Articles 5, 6 or 13 or would impair the obligation of the Company to make Make-Whole Payments pursuant to Section 7.3.E, 7.3.F or 7.3.G, the obligation of the Managing Member to make the Make-Whole Payment as provided in the last sentence of Section 7.3G, the obligation of the Company to comply with Section 7.3.J, the obligation of the Managing Member to make contributions as provided in Section 4.4.B, or alter or modify the restrictions on the Transfer of a Managing Member’s interest in the Company under Section 11.2.A, , the Managing Member shall not take such action or omission unless it has received an opinion of a nationally recognized law firm specializing in the law regarding taxation of REITs, selected by the Managing Member, addressed to the Non-Managing Members that the failure to take such action or omission poses a material risk of the occurrence of the consequences referred to in clauses (i), (ii) or (iii) of this Section 7.9.D.

Section 7.10 Title to Company Assets

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

Section 7.11 Reliance by Third Parties

Any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority, without the consent or approval of any other Member or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing Member or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 7.12 Exculpation.

Neither the Managing Member nor the Non-Managing Member Representative shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. Neither the Managing Member nor the Non-Managing Member Representative shall be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Membership Interest in the Company. None of the Managing Member, any of its Affiliates, any member, officer, agent or employee of the Managing Member or any of its Affiliates or the Non-Managing Member Representative, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted from such Person’s fraud, willful misconduct, gross negligence or a willful breach of this Agreement.

ARTICLE 8.

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Limitation of Liability

The Non-Managing Members shall have no liability under this Agreement except as expressly provided in this Agreement or under the Act.

Section 8.2 Managing of Business

Except as provided, in Section 7.3.K, no Non-Managing Members or Assignee (other than the Managing Member, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Managing Members or Assignees under this Agreement.

Section 8.3 Outside Activities of Members

Subject to any agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary (including, without limitation, any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate or shareholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or

Assignee. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to any agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person. The Non-Managing Members shall not, by virtue of their ownership of Non-Managing Member Units, owe a fiduciary duty to the other Members or the Company.

Section 8.4 Return of Capital

Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Company as provided herein. Except to the extent provided in Article 5, Article 6 and Article 13 hereof or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses, distributions and credits.

Section 8.5 Rights of Non-Managing Members Relating to the Company

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Non-Managing Member shall have the right, for a purpose reasonably related to such Non-Managing Member’s Membership Interest in the Company, upon written demand with a statement of the purpose of such demand and at such Non-Managing Member’s own expense:

(1) to obtain a copy of (i) the most recent annual and quarterly reports filed with the SEC by the Managing Member pursuant to the Exchange Act and (ii) each report or other written communication sent to the shareholders of the Managing Member;

(2) to obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Member;

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Member, and the date on which each became a Member.

B. The Company shall notify any Non-Managing Member of the then current Adjustment Factor or any change made to the Adjustment Factor or to the REIT Shares Amount within 30 days following such change or adjustment.

C. Notwithstanding any other provision of this Section 8.5, the Managing Member may keep confidential from the Non-Managing Members, for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or could damage the Company or its business or (ii) the Company or the Managing Member is required by law or by agreements with unaffiliated third parties to keep confidential.

Section 8.6 Redemption Rights

A. Beginning after the first year anniversary of the Effective Date and ending on the ninth anniversary of the Effective Date, each Non-Managing Member shall have the right (the “Redemption Right”) (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Non-Managing Member Units held by such Non-Managing Member (all such Non-Managing Member Units being hereafter called “Tendered Units”) for the Cash Amount (the ”Redemption”); provided, however, that at the election of and in the sole and absolute discretion of the Managing Member, the Managing Member may elect to assume the Company’s obligation with respect to the Redemption (though such assumption shall not relieve the Company from such obligation in the event the Managing Member fails to fulfill such obligation) and, at the election of and in the sole and absolute discretion of the Managing Member, to satisfy the Redemption by paying (i) either the Cash Amount or (ii) a number of REIT Shares equal to the REIT Shares Amount payable on the Redemption Date. Notwithstanding the foregoing, a third party lender that has acquired a Membership Interest upon the foreclosure of debt secured by such Membership Interest in accordance with Section 11.3.A hereof shall have the right to tender such Non-Managing Member Units for Redemption (subject to the terms and conditions set forth herein) and require the Company to acquire all of those Non-Managing Member Units which were acquired by such lender pursuant to such foreclosure and which were issued by the Company at least one year prior to the related Redemption Date.

Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Company by the Non-Managing Member exercising the Redemption Right (the “Tendering Party”). On the Redemption Date, the Tendering Party shall sell the Tendered Units to the Company or the Managing Member, as the case may be, in accordance with this Section 8.6.A. Any Tendered Units assumed by the Managing Member pursuant to this Section 8.6.A shall be held by the Managing Member as Managing Member Units with all the rights and preferences relating thereto as provided in this Agreement. The Tendering Party shall submit (i) such information, certification or affidavit as the Company may reasonably require in connection with the Ownership Limit and (ii) in the event the REIT Shares issuable upon such Redemption are not registered for resale under the Securities Act, such written representations, investment letters, legal opinions or other instruments necessary, in the Company’s view, to effect compliance with the Securities Act. If a Cash Amount is to be delivered upon the Redemption, the Cash Amount shall be delivered as a certified check payable to the Tendering Party or, in the Company’s or Managing Member’s sole discretion, as the case may be, in immediately available funds. If

REIT Shares are to be delivered upon the Redemption, the REIT Shares Amount shall be delivered by the Managing Member as duly authorized, validly issued, fully paid and nonassessable REIT Shares (and, if applicable, Rights), free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit, and other restrictions provided in the Charter or the Bylaws of the Managing Member in the event the REIT Shares issuable upon such Redemption are not registered for resale under the Securities Act, the Securities Act and relevant state securities or “blue sky” laws. The Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the Managing Member pursuant to this Section 8.6.A may contain such legends regarding restrictions on Transfer or ownership to protect the Managing Member’s tax status as a REIT and in the event the REIT Shares issuable upon such Redemption are not registered for resale under the Securities Act, restrictions under the Securities Act and applicable state securities laws as the Managing Member in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

B. Notwithstanding the provisions of Section 8.6.A hereof and anything herein to the contrary, with respect to any Redemption pursuant to this Section 8.6.A:

(1) The consummation of any Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

(2) Each Tendering Party shall continue to own all LLC Units subject to any Redemption, and be treated as a Member with respect to such LLC Units for all purposes of this Agreement, until such LLC Units are Transferred to the Company or the Managing Member, as the case may be, and paid for or exchanged on the Redemption Date. Until a Redemption Date and an acquisition of the Tendered Units by the Company or Managing Member, as the case may be, pursuant to Section 8.6.A hereof, the Tendering Party shall have no rights as a shareholder of the Managing Member with respect to the REIT Shares issuable in connection with such acquisition.

(3) No Non-Managing Member or any Substituted Member of a Non-Managing Member shall have any right to redeem (whether for the REIT Shares Amount or the Cash Amount) any Excess LLC Units held by such Non-Managing Member and the Managing Member shall have no obligation to acquire Excess LLC Units, whether for the REIT Shares Amount or the Cash Amount.

(4) Each Non-Managing Member may not exercise the Redemption Rights pursuant to Section 8.6.A hereof more than one (1) time during any calendar quarter. In determining whether such limit has been reached during any calendar year, it is understood and agreed that the exercise of the Redemption Rights by any Assignee of a Non-Managing Member or Substituted Member shall be counted for all purposes as the exercise of such Redemption Rights by such Non-Managing Member or Substituted Member assignor. Notwithstanding the foregoing, each Non-Managing Member may exercise the Redemption Rights after the receipt of a notice of a Liquidating Event.

(5) No Tendering Party may exercise the Redemption Rights pursuant to Section 8.6.A as to fewer than five hundred Non-Managing Member Units and all such exercises shall be in one hundred Non-Managing Member Units increments (in each case unless such Non-Managing Member Units constitute all of the Non-Managing Member Units held by such Tendering Party).

C. In connection with an exercise of Redemption Rights pursuant to this Section 8.6, the Tendering Party shall submit the following to the Company, in addition to the Notice of Redemption:

(1) Any information reasonably required by the Managing Member in order to allow it to determine (a) the actual and Constructive Ownership, as determined for purposes of Code Sections 856(a)(6), 856(h), 856(d)(2)(b) and 856(d)(5), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) that, after giving effect to the Redemption, neither the Tendering Party nor any Related Party will have actual, Beneficial Ownership or Constructive Ownership of a number of REIT Shares that is in excess of the Ownership Limit;

(2) A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption on the Redemption Date; and

(3) An undertaking to certify, at and as a condition to the closing of the Redemption that either (a) the actual, Beneficial Ownership and Constructive Ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed pursuant to Section 8.6.C(1) or (b) after giving effect to the Redemption, neither the Tendering Party nor any Related Party shall have actual, Beneficial Ownership or Constructive Ownership of a number of REIT Shares that is in violation of the Ownership Limit.

D. The number of LLC Units outstanding on the date of a distribution pursuant to Section 5.6.A(3) (the “Reduction Distribution”) will be reduced on the date of the distribution (the “Reduction Date”) by a number of LLC Units (the “Reduction Units”) which is the product of (i) the total number of LLC Units issued and outstanding as of the Effective Date and (ii) a fraction the numerator of which is the amount of the Distribution Proceeds with respect to such Real Property distributed pursuant to the Reduction Distribution and the denominator of which is the Initial Value of all Property contributed to the Company as of the Effective Date. The LLC Units of each Member will be reduced by an amount of Reduction Units equal to the product of the Reduction Units and a fraction, the numerator of which is the amount of Disposition Proceeds received by such Member pursuant to Section 5.6.A(3) and the denominator of which is the Distribution Proceeds distributed pursuant to Section 5.6.A(3) to all Members. With respect to each Reduction Date, Reduction Units shall be determined on a Real Property by Real Property basis. To reflect the foregoing reduction, Exhibit A shall be amended to reflect the reduction and with respect to any Reduction Units evidenced by a certificate, each Member shall return to the Managing Member such certificate which will be canceled and a new certificate evidencing the reduced number of Managing Member Units or Non-Managing Member Units which were evidenced by such certificate, as applicable, shall be immediately issued to such

Member by the Managing Member on behalf of the Company. In the event the number of outstanding Non-Managing Member Units held by a Non-Managing Member or Assignee is reduced (pursuant to this Section 8.6.D or otherwise) to zero, such Non-Managing Member or Assignee shall cease to have an interest in the Company (other than the right to receive final distributions and allocations resulting from the liquidation of their interest).

E. If any Member’s LLC Unit is redeemed or reduced pursuant to this Section 8.6 (whether pursuant to the exercise of Redemption Rights or pursuant to Section 8.6D), then Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction, and credit allocable among Members and Assignees for such Fiscal Year shall be allocated among the Members by taking into account the varying interests during the Fiscal Year in accordance with Code Section 706(d) using the “interim closing of the books” method or another permissible method selected by the Managing Member with the consent of the Non-Managing Member.

Section 8.7 Confidentiality

Each Non-Managing Member shall keep confidential the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company or its Affiliates, except that a Member shall be entitled to disclose such confidential information to its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests or as otherwise required by law or judicial process; provided, however, that any Non-Managing Member may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind that are provided to such party relating to such tax treatment and tax structure.

ARTICLE 9.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

A. The Managing Member shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the Act and such other books and records which are appropriate and commercially reasonable with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

B. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP. To the extent permitted by sound accounting practices and principles, the Company and the Managing Member may operate with integrated or consolidated accounting records, operations and principles.

Section 9.2 Fiscal Year

The Fiscal Year of the Company shall be the calendar year.

Section 9.3 Reports

As soon as practicable, but in no event later than ninety (90) days after the close of each calendar quarter, the Managing Member shall cause to be mailed to each Member of record as of the last day of the calendar year (i) a copy of the income statement and balance sheet of the Company and any Subsidiary of the Company, and (ii) beginning with the first calendar quarter in which the covenant contained in Section 7.3.J becomes effective, a certificate confirming the Company’s compliance with Section 7.3.J hereof and providing a reasonably detailed calculation of the Company’s Equity Coverage. Each of the foregoing shall be accompanied by a certificate of an officer of the Managing Member certifying the same to be true, complete and correct. The Company will immediately notify each Member of any breach of Section 7.3.J and of any event or condition which, with the giving of notice, the passage of time, or both would constitute a breach of Section 7.3.J, and provide a detailed statement of the steps being taken to cure such breach or potential breach.

ARTICLE 10.

TAX MATTERS

Section 10.1 Preparation of Tax Returns

The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all commercially reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Members for federal and state income tax reporting purposes.

Section 10.2 Tax Elections

A. Subject to Section 10.2.B below and except as otherwise provided herein, the Managing Member shall determine whether to make any available election pursuant to the Code, including, without limitation, the election under Section 754 of the Code. Subject to Section 10.2.B below, the Managing Member shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 754).

B. Prior to the Threshold Date, the Consent of the Non-Managing Members shall be required prior to making or revoking any election under the Code pursuant to Section 10.2.A.

Section 10.3 Tax Matters Partner

A. The Managing Member shall be designated and shall operate as “Tax Matters Partner” (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company; provided, however, that prior to the Threshold Date, the Consent of the Non-Managing Members shall be required to settle any administrative proceeding or institute or settle any litigation with respect to tax issues if such action (i) is reasonably likely to affect materially the Non-Managing Members, and (ii) does not relate to the Managing Member’s tax status as a REIT.

B. Income tax returns of the Company shall be prepared by such certified public accountant(s) as the Managing Member shall retain at the expense of the Company.

Section 10.4 Organizational Expenses

The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a sixty (60) month period as provided in Code Section 709.

ARTICLE 11.

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

A. No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 11 shall be null and void ab initio.

Section 11.2 Transfer of Managing Member’s Membership Interest

A. Except in connection with a transaction described in Section 11.2.B, the Managing Member shall not withdraw from the Company and shall not Transfer all or any portion of its interest in the Company without the Consent of the Non-Managing Members, which consent shall not be unreasonably withheld; provided, however, that the Managing Member may Transfer all or any portion of its interest in the Company without consent to any Affiliate of the Managing Member, provided that the Managing Member guarantees the obligations of such Affiliate under this Agreement (the “Guarantee”). Upon any Transfer of the Membership Interest of the Managing Member in accordance with the provisions of this Section 11.2, the transferee shall become a Managing Member for all purposes herein, and shall be vested with the powers and rights of the transferor Managing Member, and shall be liable for all obligations and responsible for all duties of the Managing Member, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Membership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor Managing Member under this Agreement with respect to such Transferred Membership Interest, and such Transfer shall relieve the transferor Managing Member of its obligations under this Agreement accruing subsequent to the date of such Transfer except for the Guarantee. In the event the Managing Member withdraws from the Company, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the

Incapacity of the Managing Member, all of the remaining Members may elect to continue the Company business by selecting a Substitute Managing Member in accordance with the Act.

B. The Managing Member shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, or change of its outstanding equity interests (a “Termination Transaction”), unless either (i) the Termination Transaction has been approved by the Consent of the Non-Managing Members or (ii) in connection with the Termination Transaction, all holders of LLC Units (other than the Managing Member) either will receive for each LLC Unit, or will be entitled to receive, for each LLC Unit (in lieu of the REIT Shares Amount) upon a Redemption of the LLC Unit pursuant to Section 8.6 hereof, an amount of cash, securities, or other property equal to the amount that would have been paid to the holder had the LLC Unit been redeemed for REIT Shares pursuant to Section 8.6 hereof immediately prior to the consummation of the Termination Transaction subject, in the event of a Redemption of the LLC Unit pursuant to Section 8.6 hereof subsequent to the consummation of the Termination Transaction, to further adjustment to the extent provided in this Agreement to compensate for the dilutive effect of certain transactions described herein; provided, however, that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each Member shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such Member would have received had it exchanged its LLC Units for REIT Shares pursuant to Section 8.6 immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

Section 11.3 Non-Managing Members’ Rights to Transfer

A. General. No Non-Managing Member shall Transfer all or any portion of its Membership Interest, or any of such Non-Managing Member’s economic rights as a Non-Managing Member, to any transferee without first offering such Membership Interest first to the other Non-Managing Members by written notice delivered to such other Non-Managing Members and second, to the extent such offer is not accepted by such other Non-Managing Members within ten (10) Business Days of such notice, to the Managing Member and otherwise obtaining the consent of the Managing Member, which consent shall not be unreasonably withheld; provided, however, that notwithstanding the foregoing or any other provisions of this Agreement, any Non-Managing Member may, without the consent of the Managing Member, (x) pledge all or any portion of its Membership Interest to a lender to such Member to secure indebtedness to such lender and Transfer such Membership Interest to such lender upon foreclosure of the debt secured by such Membership Interest, so long as any such pledge or other Transfer would not otherwise violate the provisions of this Agreement, (y) transfer all or any portion of its Membership Interest or economic rights as a Non-Managing Member to a partner of such Non-Managing Member in liquidation of such partner’s interest in such Non-Managing Member, to a family member of such Non-Managing Member, a trust all of the beneficiaries of which are such Non-Managing Member and family members of such Non-Managing Member, a corporation, general or limited partnership or limited liability company all of the owners of which are such Non-Managing Member and family members of such Non-Managing Member or to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code, so

long as any such Transfer would not otherwise violate the provisions of this Agreement and (z) pledge all or any portion of its Non-Managing Members pursuant to the Security Agreement (as defined in the Contribution Agreement).

B. Conditions to Transfer. It is a condition to any Transfer otherwise permitted hereunder that the transferee assume by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Membership Interest and that the Managing Member be reimbursed by the transferor for all actual out-of-pocket costs and expenses incurred by the Managing Member in connection with any such Transfer, including, without limitation, attorneys’ fees and costs and any other expenses incurred by Managing Member, including the costs of filing any amendment or prospectus supplement to any registration statement or prospectus as necessary to reflect such Transfer. Notwithstanding the foregoing, any transferee of any Transferred Membership Interest shall be subject to the Ownership Limits and any and all ownership limitations contained in the Charter. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

C. Incapacity. If a Non-Managing Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Non-Managing Member’s estate shall have all the rights of a Non-Managing Member, but not more rights than those enjoyed by other Non-Managing Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Non-Managing Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Non-Managing Member, in and of itself, shall not dissolve or terminate the Company.

D. Opinion of Counsel. In connection with any Transfer of a Membership Interest, the Managing Member shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Membership Interests Transferred. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the LLC Units, the Managing Member may prohibit any Transfer by a Member of Membership Interests otherwise permitted under this Section 11.3.

Section 11.4 Substituted Members

A. Each Non-Managing Member shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Member in its place so long as the Transfer of such Non-Managing Member’s LLC Units is otherwise made pursuant to the terms and in satisfaction of the conditions of this Agreement, specifically including the provisions of Section 11.3 and Sections 11.4.B and C. hereof.

B. A transferee who has been admitted as a Substituted Member in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement. The admission of any transferee as a Substituted Member shall be subject to the transferee executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement (including without limitation, the provisions of Section 2.4 and such other documents or instruments as may be required to effect the admission).

C. Upon receipt of written notice from a Non-Managing Member that the transferee of its LLC Units is to be admitted by the Company as a Substituted Member, the Managing Member shall amend Exhibit A to reflect the name, address, Capital Account, number of LLC Units and Percentage Interest of such Substituted Member and to eliminate or adjust, if necessary, the name, address, Capital Account, number of LLC Units and Percentage Interest of the predecessor of such Substituted Member (and any other Member, as necessary).

Section 11.5 Assignees

If upon the Transfer of its LLC Units, the transferring Non-Managing Member does not substitute the transferee as a Member in its place as a Substituted Member as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Loss and other items of income, gain, loss, deduction and credit of the Company attributable to the LLC Units assigned to such transferee, the rights to Transfer the LLC Units provided in this Article 11, and the right of Redemption provided in Section 8.6, but shall not be deemed to be a Member of LLC Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote with respect to such LLC Units on any matter presented to the Members for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such LLC Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Members desiring to make an assignment of LLC Units. The Managing Member shall have no liability under any circumstance with respect to any Assignee as to which it does not have notice.

Section 11.6 General Provisions

A. No Non-Managing Member may withdraw from the Company other than (i) as a result of a permitted Transfer of all of such Non-Managing Member’s LLC Units in accordance with this Article 11 and the transferee(s) of such LLC Units being admitting to the Company as a Substituted Member, (ii) pursuant to a Redemption by the Non-Managing Member or a reduction of all of its LLC Units under Section 8.6 hereof or (iii) pursuant to a Call Notice under Section 13.2 hereof.

B. Any Non-Managing Member who shall Transfer all of its LLC Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Member; (ii) pursuant to the exercise of its rights to effect a Redemption of all of its LLC Units under Section 8.6 hereof; (iii) as a result of a Reduction; (iv) pursuant to a Call

Notice under Section 13.2 hereof; or (v) pursuant to a combination of Transfers of the types specified in the foregoing (i) - (iv), shall cease to be a Member.

C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

D. All distributions of Available Cash attributable to an LLC Unit with respect to which the LLC Record Date is before the date of a Transfer or a Redemption of the LLC Unit shall be made to the transferor Member and all distributions of Available Cash thereafter attributable to such LLC Unit shall be made to the transferee Member.

E. Notwithstanding anything to the contrary set forth herein, in addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Membership Interest by any Member (including any redemption or any Redemption or any other acquisition of LLC Units by the Company) be made:

(a)	to any person or entity who lacks the legal right, power or capacity to own a Membership Interest;

(b)	in violation of applicable law;

(c)	without the consent of the Managing Member, if such Transfer would, in the opinion of counsel to the Company or the Managing Member, cause an increased tax liability to any other Member or Assignee as a result of the termination of the Company, in either case for federal or state income or franchise tax purposes (except in the case of a Terminating Capital Transaction or as a result of the Redemption of LLC Units pursuant to Section 8.6 hereof);

(d)	without the consent of the Managing Member, if such Transfer could, as determined in the Reasonable judgment of the Managing Member after consultation with outside counsel to the Managing Member, (i) result in the Company being treated as an association taxable as a corporation for federal income tax or for state income or franchise tax purposes, (ii) adversely affect the ability of the Managing Member to continue to qualify as a REIT or would subject the Managing Member to any additional taxes under Code Section 857 or Code Section 4981 or (iii) such Transfer could be treated as having been effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, or such Transfer fails to satisfy a “safe-harbor” preventing such treatment (as set forth in Treasury Regulations under Code Section 7704 or any successor provision) subject to, in the case of a Redemption, the second proviso to Section 3.2;

(e)	if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest”

(as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(f)	if such Transfer would, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(g)	if such Transfer causes the Company (as opposed to the Managing Member) to become a reporting company under the Exchange Act;

(h)	if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; or

(i)	without the consent of the Managing Member, if such Transfer would result in the Company having more than 100 Members (including as Members those persons indirectly owning an interest in the Company through a partnership, limited liability company, S corporation or grantor trust (such entity, a “flow through entity”), but only if substantially all of the value of such person’s interest in the flow through entity is attributable to the flow through entity’s interest (direct or indirect) in the Company) (the “One Hundred Member Limit”).

F. No Non-Managing Member will take or allow any Affiliate to take any action that would cause a violation of the One Hundred Member Limit.

ARTICLE 12.

ADMISSION OF MEMBERS

Section 12.1 Admission of Successor Managing Member

A successor to all of the Managing Member’s Membership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member, effective immediately upon such Transfer. Any such successor shall carry on the business of the Company without dissolution. In each case, the admission shall be subject to the successor Managing Member executing and delivering to the Company an acceptance of all of the terms, conditions and applicable obligations of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 12.2 Admission of Additional Members

A. A Person (other than an existing Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Member, only upon furnishing to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, and (ii) such other documents or instruments as may be required in the sole and absolute discretion of the Managing Member in order to effect such Person’s admission as an Additional Member.

B. Notwithstanding anything to the contrary in this Section 12.2, except pursuant to the transactions contemplated by the Contribution Agreement, no Person shall be admitted as an Additional Member without the Consent of the Non-Managing Members and Managing Member, which may be given or withheld by each Non-Managing Member and Managing Member in its sole and absolute discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the Consent of the Non-Managing Members and Managing Member to such admission.

C. If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Members and Assignees for such Fiscal Year shall be allocated among such Additional Member and all other Members and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing Member with the Consent of the Non-Managing Members. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Members and Assignees including such Additional Member, in accordance with the principles described in Section 11.6.D hereof. All distributions of Available Cash with respect to which the LLC Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 12.3 Amendment of Agreement and Certificate

For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Section 12.4 Limitation on Admission of Members

No Person shall be admitted to the Company as a Substituted Member or an Additional Member if, in the opinion of legal counsel for the Company, it would result in the Company being treated as a corporation for federal income tax purposes or otherwise cause the Company to become a reporting company under the Exchange Act.

ARTICLE 13.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution

The Company shall not be dissolved by the admission of Substituted Members or Additional Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the withdrawal of the Managing Member, any successor Managing Member shall continue the business of the Company without dissolution. Subject to the notice required under Section 7.3.B(8), however, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A. an event of withdrawal of the Managing Member, as defined in the Act (other than an event of bankruptcy), unless, within 90 days after the withdrawal, a Majority in Interest of the Non-Managing Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of withdrawal, of a substitute Managing Member;

B. subject to the provisions of Section 7.3.F hereof, an election to dissolve the Company made by the Managing Member;

C. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

D. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the Managing Member is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Managing Member, in each case under any Bankruptcy Law as now or hereafter in effect, unless prior to or within 90 days after the entry of such order or judgment a Majority in Interest of the Non-Managing Members Consent in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute Managing Member; or

E. the Incapacity of the Managing Member that continues following the Managing Member’s good faith, commercially reasonable efforts to remedy such Incapacity, unless prior to or within 90 days after such Incapacity a Majority in Interest of the Non-Managing Members agree in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute Managing Member.

Section 13.2 Exchange of Non-Managing Member Units

Notwithstanding anything in this Agreement to the contrary, the Managing Member may, at any time following the ten year anniversary of the Effective Date, in its sole and absolute discretion, require each Non-Managing Member (by delivering a Call Notice to such Non-Managing Member) to tender all of its Non-Managing Member Units to the Managing Member in exchange for, at the election of and in the sole and absolute discretion of the Managing Member, either (i) the Cash Amount or (ii) the REIT Shares Amount payable on the

Redemption Date and otherwise in accordance with the procedures and provisions set forth in Section 8.6.A.

Section 13.3 Winding Up

A. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. After the occurrence of a Liquidating Event, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managing Member (or, in the event that there is no remaining Managing Member, any Person elected by a Majority in Interest of the Non-Managing Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(1) First, to the satisfaction of all of the Company’s debts and liabilities to creditors other than the Members and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(2) Second, to the satisfaction of all of the Company’s debts and liabilities to the Members (whether by payment or the making of reasonable provision for payment thereof); and

(3) The balance, if any, in proportion to the Members’ positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods.

The Managing Member shall not receive any compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.3.A hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3.A hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the event that the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b) (2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Members and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b) (2)(ii)(b) (2) to the extent of, and in proportion to, their positive Capital Account balances. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. A pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 13 may be withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 13.3.A hereof as soon as practicable.

Section 13.4 Deemed Distribution and Recontribution

Notwithstanding any other provision of this Article 13, in the event that the Company is liquidated within the meaning of Regulations Section 1.704-1(b) (2)(ii)(g), but no Liquidating Event has occurred, the Company’s Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up. Instead, for federal and state income tax purposes, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken such assets subject to all Company liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Company assets in kind to the Company, which shall be deemed to have assumed and taken such assets subject to all such liabilities.

Section 13.5 Rights of Members

Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company and (c) except as provided in this Agreement, no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 13.6 Cancellation of Certificate

Upon the completion of the liquidation of the Company’s cash and property as provided in Section 13.3 hereof, the Company shall be terminated and the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 13.7 Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.3 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

Section 13.8 Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages, and causes of action of any nature whatsoever arising out of or incidental to the Liquidator’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of (i) a matter entirely unrelated to the Liquidator’s action or conduct pursuant to the provisions of this Agreement or (ii) the proven willful misconduct or gross negligence of the Liquidator.

ARTICLE 14.

PROCEDURES FOR ACTIONS AND CONSENTS

OF MEMBERS; AMENDMENTS; MEETINGS

Section 14.1 Procedures for Actions and Consents of Members

The actions requiring consent or approval of Non-Managing Members pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14 and shall require approval of a Majority in Interest of the Non-Managing Members unless a different percentage is expressly required by this Agreement for the action in question.

Section 14.2 Amendments

Except for amendments to Exhibit A as provided in Sections 7.3.C, 11.4.C and 12.3 hereof, amendments to this Agreement may be proposed by the Managing Member or by a Majority in Interest of the Non-Managing Members. Following such proposal, the Managing Member shall submit any proposed amendment to the Members. The Managing Member shall seek the written Consent of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the Managing Member may deem appropriate. The affirmative vote or consent, as applicable, of a Majority in Interest of the Non-Managing Members is required for the approval of a proposed amendment. For purposes of obtaining a written consent, the Managing Member may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

Section 14.3 Meetings of the Members

A. Meetings of the Members may be called by the Managing Member and shall be called upon the receipt by the Managing Member of a written request by a Majority in Interest of the Non-Managing Members. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven days nor more than 30 days prior to the date of such meeting. The meeting shall be held at the headquarters office of the Managing Member or at such other location as may be designated by the Managing Member. Members may vote in person or by proxy at such meeting. Whenever the vote or Consent of Members is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.

B. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is signed by Members holding a majority of the LLC Units (or such other percentage as is expressly required by this Agreement for the action in question, including a Majority in Interest of the Non-Managing Members where required). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Members holding a majority of the LLC Units (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy.

D. Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its Reasonable discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s shareholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s shareholders.

ARTICLE 15.

GENERAL PROVISIONS

Section 15.1 Registration

If the Company, or any successor to the Company at any time proposes to effect a registration (the “Registration”) of LLC Units (or shares or other interests of any successor to the Company) under the Securities Act for sale for the account of the Managing Member, the

Company shall give prior written notice (a “Notice of Registration”) to each Non-Managing Member of its intention to do so. The Company will use its commercially reasonable efforts to include in the Registration each Non-Managing Member Unit (or share or other interest of such successor) which the Company has been so requested to register, as evidenced by a written election delivered to the Company by such Non-Managing Member within ten (10) Business Days of receipt of the Notice of Registration identifying the number of Non-Managing Member Units (or shares or other interest of such successor) which such non-Managing Member wishes to include in such Registration; provided, however, that the Company shall not be obligated to include in the Registration Non-Managing Member Units of any Non-Managing Member in excess of the product of (x) a fraction, the numerator of which is the number of LLC Units (or shares or other interest of such successor) to be included in such Registration by the Managing Member and the denominator of which is the aggregate number of LLC Units (or shares or other interest of such successor) held by the Managing Member multiplied by (y) the aggregate number of LLC Units (or shares or other interest of such successor) held by such Non-Managing Member.

Section 15.2 Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement, including any pursuant to Article 14, shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by commercial courier service (i) in the case of a Member, to that Member at the address set forth in Exhibit A or such other address of which the Member shall notify the Managing Member in writing and (ii) in the case of an Assignee, to the address of which such Assignee shall notify the Managing Member in writing.

Section 15.3 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.4 Pronouns and Plurals

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.5 Further Action

The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.6 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.7 Creditors

Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.8 Waiver

No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.9 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 15.10 Applicable Law

Except as provided in Section 3.4.F, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

Section 15.11 Entire Agreement

This Agreement, the Contribution Agreement and the other agreements executed on the Effective Date as provided in the Contribution Agreement contain all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company.

Section 15.12 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.13 Limitation to Preserve REIT Status

Notwithstanding anything else in this Agreement, to the extent any amount paid, credited or reimbursed to the Managing Member or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the Managing Member for purposes of Sections 856(c)(2) or 856(c)(3) of the Code, then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the Managing Member in its discretion from among items of potential reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, to, for or with respect to the Managing Member shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) four and seventeen one-hundredths percent (4.17%) of the Managing Member’s total gross income (but not including the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the Managing Member from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any REIT Payments); or

(ii) an amount equal to the excess, if any, of (a) twenty-five percent (25%) of the Managing Member’s total gross income (but not including the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3)) of the Code derived by the Managing Member from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the Managing Member, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the Managing Member’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.13, such REIT Payments shall carry over and be treated as arising in the following Fiscal Year; provided, however, that such amount shall not carry over for more than five (5) years, and if not paid within such five (5) year period, shall expire; provided, further, that (a) as REIT Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (b) with respect to carry over amounts for more than one Fiscal Year, such payment shall be applied to the earliest Fiscal Year prior to being applied to any other fiscal year.

Section 15.14 No Partition

No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute to any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.15 Non-Managing Member Representative

A. All actions taken by the Non-Managing Member Representative pursuant to those provisions of this Agreement which authorize the Non-Managing Member Representative to so act shall be binding upon all Non-Managing Members as if they had individually taken such action and each Non-Managing Member, by entering into or agreeing to be bound by the provisions of this Agreement, authorize the Non-Managing Member Representative to take such actions on his, her or its behalf and agree that the actions so taken shall be binding upon him, her or it to the same extent as if he, she or it had taken the action directly.

B. The holders of a majority of the outstanding Non-Managing Members Units shall be entitled to replace the Non-Managing Member Representative by delivering to the Managing Member and the then current Non-Managing Member Representative a written notice signed by the holders of a majority of the outstanding Non-Managing Members Units stating (i) that the notice is being provided to the Managing Member pursuant to this Section 15.15.B, (ii) that the Members signing the notice own of record on the books of the Company a majority of the outstanding Non-Managing Members Units, (iii) that the Members signing the notice desire to replace the person then serving as the Non-Managing Member Representative with the person named in the notice, and (iv) specifying the date on which the appointment of the named individual to replace the then serving Non-Managing Member Representative shall be effective (which shall be a date not earlier than the fourteenth day after the date on which the notice shall have been delivered to the Managing Member). The appointment of the new Non-Managing Member Representative specified in the notice shall be effective on the date specified in the notice and upon effectiveness, the individual previously serving as the Non-Managing Member Representative shall cease to be entitled to act in that capacity under this Agreement.

Section 15.16 Venue

Each party hereto agrees that all judicial proceedings brought arising out of or relating to this Agreement or any Member’s obligations hereunder may only be brought in any state or federal court of competent jurisdiction in the State of Delaware, County of New Castle, and each Member accepts generally and unconditionally the exclusive jurisdiction and venue of such courts.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGING MEMBER:	HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation

	By:	/s/ Edward J. Henning
	Name:	Edward J. Henning
	Title:	Senior Vice President, General Counsel and Corporate Secretary

NON-MANAGING MEMBERS:

/s/ Charles Crews

Charles Crews

/s/ Charles A. Elcan

Charles A. Elcan

/s/ Thomas W. Hulme

Thomas W. Hulme

/s/ Thomas M. Klaritch

Thomas M. Klaritch

/s/ R. Wayne Price

R. Wayne Price

/s/ Glenn T. Preston

Glenn T. Preston

/s/ Janet Reynolds-Preston

Janet Reynolds-Preston

/s/ Angela M. Playle

Angela M. Playle

/s/ James A. Croy

James A. Croy

JOHN KLARITCH, AS TRUSTEE OF THE 2002 TRUST F/B/O ERICA ANN KLARITCH

By:	/s/ John Klaritch

John Klaritch, Trustee

JOHN KLARITCH, AS TRUSTEE OF THE 2002 TRUST F/B/O ADAM JOSEPH KLARITCH

By:	/s/ John Klaritch

John Klaritch, Trustee

JOHN KLARITCH, AS TRUSTEE OF THE 2002 TRUST F/B/O THOMAS MICHAEL KLARITCH, JR.

By:	/s/ John Klaritch

John Klaritch, Trustee

JOHN KLARITCH, AS TRUSTEE OF THE 2002 TRUST F/B/O NICHOLAS JAMES KLARITCH

By:	/s/ John Klaritch

John Klaritch, Trustee